Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Audit Committee, Board of Directors and Stockholders
Home BancShares, Inc.
Conway, Arkansas
We consent to the incorporation by reference in the registration statement of Home BancShares, Inc. on Forms S-8 (Nos. 333-136645, 333-148763 and 333-151843) and Forms S-3 (Nos. 333-157165, 333-161198 and 333-164341) of our reports dated March 10, 2011, on our audits of the (consolidated) financial statements and financial statement schedules of Home BancShares, Inc. as of December 31, 2010 and 2009, and for the years ended December 31, 2010, 2009 and 2008, which report is included in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 10, 2011, on our audit of the internal control over financial reporting of Home BancShares, Inc. as of December 31, 2010, which report is included in this Annual Report on Form 10-K.
/s/ BKD, LLP
Little Rock, Arkansas
March 10, 2011